Exhibit 99.1

PRESS RELEASE

02/06/14

Carlisle Companies Reports $0.92 Earnings Per Share from Continuing Operations for the Fourth Quarter, a 35% Increase from the Prior Year.  Reports $3.61 Earnings Per Share from Continuing Operations for the Full Year 2013

Sold Transportation Products Business on December 31, 2013, Results Excluded from Continuing Operations

CHARLOTTE, NORTH CAROLINA, February 6, 2014 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $724.0 million for the quarter ended December 31, 2013, a 5.9% increase from $683.6 million in the fourth quarter 2012.  Organic sales growth was 2.8%.  Acquisitions in the Carlisle Interconnect Technologies segment contributed 2.9% to sales in the fourth quarter.  The positive impact on net sales from fluctuations in foreign exchange was 0.2%.

Income from continuing operations in the fourth quarter 2013 rose 37% to $60.2 million, or $0.92 per diluted share, compared with $44.0 million, or $0.68 per diluted share, in the fourth quarter 2012, reflecting contributions from acquisitions, savings from the Carlisle Operating System, performance improvements at Carlisle FoodService Products and a lower effective tax rate in the fourth quarter of 2013 versus the prior year.  These results were partially offset by an earnings decline at Carlisle Brake & Friction resulting from lower demand.  Included in prior year fourth quarter income from continuing operations were $5.3 million, or $0.08 per diluted share, of after-tax charges for pension settlement and business development expense incurred at Corporate.

For the full year 2013, Carlisle reported record net sales from continuing operations of $2.94 billion, a 3.2% increase from $2.85 billion for the prior year.  Increased sales in 2013 reflected sales from acquisitions of 3.5% offset by a slight decline in organic sales.   For the full year 2013, Carlisle reported income from continuing operations of $235.2 million, or $3.61 per diluted share, a 2.8% increase over income of $228.7 million, or $3.57 per diluted share, in 2012.  Results for 2013 include a tax benefit of $11.8 million, or $0.18 per diluted share, from the release of a deferred tax liability from an election in a foreign jurisdiction that resulted in an increase in the tax basis of an international operation. Results for 2012 include after-tax charges for pension settlement and business development expense of $5.6 million for the full year, or $0.09 per diluted share.

On December 31, 2013, Carlisle closed the previously announced divestiture of the Transportation Products business.  Results for the Transportation Products business, including the gain on sale, are reported in discontinued operations for all periods presented in 2012 and 2013.

All financial and percentage comparisons in our fourth quarter reporting are made to the same quarter of the previous year, unless otherwise stated.

Comment

David A. Roberts, Chairman, President and CEO, said, “We completed 2013 with record net sales and strong performance from three of our four segments.  Equally important, we accomplished a critical step in our Company transformation with the sale of Transportation Products at the end of the year for $373 million of proceeds. The sale of the Transportation Products business was strategically significant and moves us closer to our primary goals of 15% operating margin, 15% working capital as a percent of sales and 15% return on invested capital.

“Carlisle Construction Materials (CCM) had a record sales year in 2013, with full year sales of $1.78 billion, a 4.8% increase over the prior year, and EBIT of $264.0 million. CCM’s EBIT margin for the year was a solid 14.9%, despite higher raw material costs and pricing pressure. Though unfavorable weather conditions early and late in 2013 impacted our performance, we saw encouraging growth in the new construction market. We anticipate this trend continuing and driving solid growth in 2014.  In addition to opening two new polyiso plants in 2013, we completed construction on our new PVC (polyvinyl chloride) plant in Greenville, IL, at the end of the year.  PVC manufacturing will start in the first quarter 2014, making CCM the only supplier of EPDM (rubber), TPO (thermoplastic polyolefin) and PVC among our competitors.

“Carlisle Interconnect Technologies (CIT) finished another record year in 2013 with sales of $577.7 million, and EBIT of $89.4 million. EBIT margin was a record 15.5%.   CIT continued to achieve solid sales growth in its aerospace product line as well as customer gains in its test and measurement, and medical cabling product lines.  We are expecting another record year from CIT in 2014 following recent aerospace contract awards, further expansion of the Boeing 787 program and new product launches.

“Adversely impacting our results this year was the steep sales and earnings decline at Carlisle Brake & Friction (CBF).  CBF experienced a 22% sales decline in 2013 due to the downturn in the mining and construction related markets for heavy equipment.  We took aggressive actions during the year to reduce our overall cost structure, enabling CBF to finish the year with an EBIT margin of 9.6% despite the sales decline. For at least the first half of 2014, we expect any recovery in our global markets to be modest if at all.  We will continue to focus on new product development, new business opportunities and cost improvement measures, including the consolidation and closure of our Akron manufacturing facility, strengthening CBF and positioning CBF to leverage any increase in demand.

“2013 was a record earnings year for Carlisle FoodService Products (CFS).   EBIT more than doubled to $27.0 million in 2013 from 2012 on $238.8 million in sales, through focused efforts on profit improvement activities and savings generated by our previous plant and distribution center consolidation efforts.   We look ahead to further capitalizing on these initiatives and expect continued improvements in sales and earnings in 2014.

“We finished another year of exceptional free cash flow (cash provided by operating activities less capital expenditures) of $303.9 million in 2013. Our working capital as a percent of sales improved 150 basis points in 2013 to 18.7% in 2013, moving us closer to our 15% goal.   In 2014, we are

planning for capital expenditures of $118 million.  These plans include completion of CCM’s TPO manufacturing facility in Carlisle, PA.  In addition, CIT is commencing construction on a 190,000 square foot plant in Nogales, Mexico, to meet growing customer demand for its aerospace applications. These projects are expected to be completed this year.

“With the $373 million in cash proceeds from the sale of Transportation Products, we ended 2013 with a record $755 million of cash on hand and $600 million of availability under our revolving credit facility.  We are focused on using this liquidity to maximize shareholder value by acquiring companies that fit our long-term growth and margin profiles, investing in our businesses to fuel organic growth and returning capital to shareholders through dividends and share repurchases.”

Roberts concluded by stating, “The sale of the Transportation Products business was an important step in Carlisle’s transformation to a higher growth, higher margin global manufacturer.  In 2014, we expect to achieve growth in all of our segments, with high single digit growth at CCM and CIT and more modest growth at CFS and CBF.  We expect to achieve corresponding improvement in EBIT and EBIT margin.  We are committed to using our ample resources to make valuable investments for our company and shareholders.”

Segment Results for Fourth Quarter 2013

Carlisle Construction Materials (CCM):  Net sales in the fourth quarter 2013 grew 6.1% to $440.7 million, primarily reflecting higher demand for insulation, coating and waterproofing applications tied to growth in commercial construction and a favorable product mix.  CCM’s EBIT margin of 15.2% declined 80 basis points in the fourth quarter primarily due to lower selling price.

Carlisle Interconnect Technologies (CIT): Net sales in the fourth quarter 2013 grew 17% to $143.0 million, primarily reflecting the contribution of $20.0 million of net sales from the acquisition of Thermax/Raydex (collectively “Thermax”).  CIT’s organic sales versus the prior year were flat, reflecting higher sales to the commercial aerospace market of 4% and to the test and measurement market of 7%, offset by lower sales to the military and industrial markets of 19% and 10%, respectively. The Thermax acquisition contributed $3.4 million in EBIT during the fourth quarter 2013.  CIT’s EBIT margin rose 350 basis points to 16.8%, primarily reflecting lower raw material costs and savings from the Carlisle Operating System.  Included in EBIT in the fourth quarter 2012 was $1.4 million in Thermax acquisition related costs.

Carlisle Brake & Friction (CBF): Net sales in the fourth quarter 2013 decreased 8.3% to $80.4 million, reflecting lower sales volume and, to a lesser extent, lower selling price.  CBF’s sales to the mining market declined by 28% due to the continued downturn in commodities demand.  This reduction was partially offset by 17% growth in sales to the agriculture market and a modest sales increase to the construction market.  CBF’s EBIT margin during the fourth quarter decreased 400 basis points to 6.1%, primarily due to lower sales volumes, lower selling price and $0.9 million in restructuring costs related to the closure of our manufacturing facility in Akron, OH.  The Akron closure is scheduled for the second half of 2014.

Carlisle FoodService Products (CFS): Net sales in the fourth quarter 2013 increased by 3.3% to $59.9 million, primarily reflecting higher selling prices.  CFS’ EBIT margin during the fourth quarter 2013 rose 870 basis points to 12.7% reflecting higher selling price, cost savings from plant and distribution center consolidations and reduced administrative expense.  Included in CFS’ EBIT during the fourth quarter of 2012 were restructuring charges of $0.9 million.

Corporate Expense

Corporate expense in the fourth quarter 2013 of $11.1 million declined 48% from the prior year due to lower stock-based compensation expense and the non-recurrence of costs in 2012 of $5.6 million in pension settlement charges and $2.9 million in business development costs.

Discontinued Operations

Income from discontinued operations in the fourth quarter of 2013 primarily reflects the results of the Transportation Products business and tax benefit realized in connection with the sale to American Industrial Partners (AIP).  During the fourth quarter 2013, Transportation Products had sales of $165.0 million.  Our pre-tax loss of $2.0 million in discontinued operations primarily reflected pre-tax earnings from Transportation Products operations offset by a pre-tax loss of $12.3 million on the sale of the Transportation Products business to AIP on December 31, 2013.  On an after-tax basis, the Company recorded a $6.2 million gain on the sale of the Transportation Products business.

For the full year 2013, the Transportation Products business reported net sales of $767.9 million.  After-tax loss in discontinued operations of $25.5 million primarily reflects an after tax charge of $66.1 million for goodwill impairment partially offset by the operating earnings of the Transportation Products business and the $6.2 million net after-tax gain recorded on the sale to AIP.

Cash Flow

Cash flow provided from operations, comprised of continuing and discontinued operations, of $414.7 million for 2013 declined by $71.2 million versus the prior year period primarily reflecting less cash provided from changes in working capital in 2013 versus 2012.  During 2013, average working capital from continuing operations only (defined as the average of the quarter-end balances for continuing operations, excluding current year acquisitions, receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) improved to 18.7%, as compared to 20.2% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations), was $303.9 million for 2013, a decrease of $41.6 million versus the prior year period.  Included in capital expenditures of $110.8 million in 2013 were investments in two new polyiso plants and the construction of our PVC plant at CCM.  On December 31, 2013, the Company received $372.9 million in proceeds from the sale of the Transportation Products business, including $1 million for the estimated amount of foreign cash transferred at closing.  Under the terms of the sale agreement, the Company recorded a receivable of $2.9 million to reflect the remaining payment due from the buyer for the actual amount of $3.9 million of foreign cash transferred at closing.  In addition, the final sale price is subject to final working capital adjustments.  In 2012, the Company utilized $314.3 million in cash for the acquisitions of Hertalan and Thermax.

In 2013, the Company repaid $1.5 million in debt.  During 2012, the Company repaid $357 million in short-term borrowings and received $349 million from the issuance of $350 million in 3.75% senior notes due 2022.  Our cash on hand as of December 31, 2013 increased to $754.5 million from $112.5 million in the prior year.

Conference Call and Webcast

The Company will discuss fourth quarter 2013 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans”, “forecast” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining and construction equipment, aerospace and electronics, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our worldwide team of employees, who generated $2.9 billion in net sales in 2013, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                               Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

www.carlisle.com

Carlisle Companies Incorporated

Consolidated Statements of Earnings

			Twelve Months Ended
	Quarter Ended December 31,		December 31,
(Dollars in millions, except per share amounts)	2013	2012	2013	2012

Net sales	$724.0	$683.6	$2,943.0	$2,851.2

Cost and expenses:
Cost of goods sold	538.2	502.5	2,197.4	2,084.2
Selling and administrative expenses	88.2	95.4	353.7	356.6
Research and development expenses	7.5	6.9	29.3	26.1
Other (income) expense, net	(2.3)	6.3	(4.2)	12.4

Earnings before interest and income taxes	92.4	72.5	366.8	371.9

Interest expense, net	8.4	6.4	33.8	25.5
Earnings before income taxes from continuing operations	84.0	66.1	333.0	346.4

Income tax expense	23.8	22.1	97.8	117.7
Income from continuing operations	60.2	44.0	235.2	228.7

Discontinued operations
Income (loss) from discontinued operations	(2.0)	4.4	(60.5)	55.2
Income tax (benefit) expense	(11.5)	0.5	(35.0)	13.7
Income (loss) from discontinued operations	9.5	3.9	(25.5)	41.5
Net income	$69.7	$47.9	$209.7	$270.2

Basic earnings (loss) per share attributable to common shares
Income from continuing operations	$0.94	$0.69	$3.69	$3.64
Income (loss) from discontinued operations	0.15	0.06	(0.40)	0.66
Basic Earnings per share	$1.09	$0.75	$3.29	$4.30

Diluted earnings (loss) per share attributable to common shares
Income from continuing operations	$0.92	$0.68	$3.61	$3.57
Income (loss) from discontinued operations	0.15	0.06	(0.39)	0.65
Diluted earnings per share	$1.07	$0.74	$3.22	$4.22
Proceeds from sale of businesses, net of cash

Average shares outstanding - in thousands
Basic	63,629	63,001	63,471	62,513
Diluted	65,064	64,227	64,806	63,610

Dividends declared and paid	$14.1	$12.9	$53.8	$48.0
Dividends declared and paid per share	$0.22	$0.20	$0.84	$0.76

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$60.0	$43.8	$234.0	$227.4
Net income	$69.3	$47.5	$208.6	$268.6

Carlisle Companies Incorporated

Segment Information

	Quarter Ended		Increase		Twelve Months Ended		Increase
(In millions,	December 31,		(Decrease)		December 31,		(Decrease)
except percentages)	2013	2012	Amount	Percent	2013	2012	Amount	Percent
Net Sales
Carlisle Construction Materials	$440.7	$415.2	$25.5	6.1%	$1,776.5	$1,695.8	$80.7	4.8%
Carlisle Interconnect Technologies	143.0	122.7	20.3	16.5%	577.7	463.1	114.6	24.7%
Carlisle Brake & Friction	80.4	87.7	(7.3)	-8.3%	350.0	449.0	(99.0)	-22.0%
Carlisle FoodService Products	59.9	58.0	1.9	3.3%	238.8	243.3	(4.5)	-1.8%
	$724.0	$683.6	$40.4	5.9%	$2,943.0	$2,851.2	$91.8	3.2%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$67.0	$66.3	$0.7	1.1%	$264.0	$273.4	$(9.4)	-3.4%
Carlisle Interconnect Technologies	24.0	16.3	7.7	47.2%	89.4	69.1	20.3	29.4%
Carlisle Brake & Friction	4.9	8.9	(4.0)	-44.9%	33.5	75.6	(42.1)	-55.7%
Carlisle FoodService Products	7.6	2.3	5.3	230.4%	27.0	12.3	14.7	119.5%
Corporate	(11.1)	(21.3)	10.2	47.9%	(47.1)	(58.5)	11.4	19.5%
Total	$92.4	$72.5	$19.9	27.4%	$366.8	$371.9	$(5.1)	-1.4%

EBIT Margins
Carlisle Construction Materials	15.2%	16.0%			14.9%	16.1%
Carlisle Interconnect Technologies	16.8%	13.3%			15.5%	14.9%
Carlisle Brake & Friction	6.1%	10.1%			9.6%	16.8%
Carlisle FoodService Products	12.7%	4.0%			11.3%	5.1%
Corporate	-1.5%	-3.1%			-1.6%	-2.1%
Total	12.8%	10.6%			12.5%	13.0%

Carlisle Companies Incorporated

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in millions, except share amounts)	2013	2012

Assets
Current assets:
Cash and cash equivalents	$754.5	$112.5
Receivables, less allowance of $3.3 in 2013 and $5.2 in 2012	399.6	408.4
Inventories	298.8	325.0
Deferred income taxes	36.9	43.1
Prepaid expenses and other current assets	40.8	26.5
Current assets held for sale	—	289.8
Total current assets	1,530.6	1,205.3

Property, plant and equipment, net of accumulated depreciation
	497.2	465.2

Other assets:
Goodwill, net	858.7	858.8
Other intangible assets, net	579.8	614.8
Other long-term assets	33.6	37.7
Non-current assets held for sale	0.3	275.5
Total other assets	1,472.4	1,786.8

TOTAL ASSETS	$3,500.2	$3,457.3

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$—	$—
Accounts payable	187.0	205.9
Accrued expenses	167.4	172.6
Deferred revenue	17.4	17.6
Current liabilities associated with assets held for sale	—	74.5
Total current liabilities	371.8	470.6

Long-term liabilities:
Proceeds from sale of businesses, net of cash
Long-term debt	751.0	752.3
Deferred revenue	143.6	135.4
Other long-term liabilities	247.7	310.7
Non-current liabilities associated with assets held for sale	—	0.2
Total long-term liabilities	1,142.3	1,198.6

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 63,658,777 outstanding in 2013 and 63,127,299 outstanding in 2012	78.7	78.7
Additional paid-in capital	201.1	171.4
Deferred compensation equity	3.0	0.6
Cost of shares of treasury - 14,761,481 shares in 2013 and 15,249,714 shares in 2012	(209.5)	(215.4)
Accumulated other comprehensive loss	(31.5)	(35.5)
Retained earnings	1,944.3	1,788.3
Total shareholders’ equity	1,986.1	1,788.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,500.2	$3,457.3

Carlisle Companies Incorporated

Consolidated Statements of Cash Flows

	For the Years ended December 31,
(Dollars in millions)	2013	2012

Operating activities
Net income	$209.7	$270.2
Reconciliation of net income to cash flows from operating activities:
Depreciation	75.4	74.6
Amortization	38.5	30.3
Non-cash compensation, net of tax benefit	11.9	8.5
Non-cash pension settlement	—	5.6
Gain on sale of businesses	(6.2)	(3.7)
(Gain) loss on sale of property and equiment, net	(1.3)	2.1
Impairment of assets	100.3	6.4
Deferred taxes	(61.7)	(13.8)
Foreign exchange (gain) loss	0.1	0.1
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	8.4	21.0
Inventories	35.6	26.5
Prepaid expenses and other assets	3.8	48.8
Accounts payable	(20.6)	(15.7)
Accrued expenses and deferred revenues	8.4	14.9
Long-term liabilities	12.4	9.9
Other operating activities	—	0.2
Net cash provided by operating activities	414.7	485.9

Investing activities
Capital expenditures	(110.8)	(140.4)
Acquisitions, net of cash	—	(314.3)
Proceeds from sale of property and equipment	11.9	—
Proceeds from sale of businesses, net of cash	369.0	25.8
Proceeds from hedging activities	—	0.4
Net cash provided by (used in) investing activities	270.1	(428.5)

Financing activities
Net change in short-term borrowings and revolving credit lines	—	(357.4)
Proceeds from long-term debt	—	348.9
Reductions of long-term debt	(1.5)	—
Debt issuance costs	(0.6)	(2.9)
Acquisition date value of contingent consideration settled	(5.2)	—
Dividends	(53.8)	(48.0)
Stock options and treasury shares, net	19.6	38.8
Net cash used in financing activities	(41.5)	(20.6)

Effect of exchange rate changes on cash	(1.3)	1.0
Change in cash and cash equivalents	642.0	37.8
Cash and cash equivalents
Beginning of period	112.5	74.7
End of period	$754.5	$112.5